Exhibit 10(20)

J. Barclay Collins
Executive Vice President, General Counsel
(212) 536-8576
September 19, 2008
Mr. Timothy Goodell
[Address Omitted]
Dear Tim:
I am pleased to confirm Hess Corporation’s (the “Company”) offer of employment as Senior Vice President, General Counsel, reporting directly to me. You will be based in the Company’s New York office.
Your salary will be paid on a bi-weekly basis in an amount equivalent to $650,000 per year. Your first day of employment with the Company will be discussed upon acceptance of this offer. However, based on our previous conversation, I am targeting some time in mid-January, 2009 for your start date.
You will receive a $1,500,000 signing bonus, less applicable deductions, which will be paid to you in the following manner: you will receive $750,000 within 30 days of joining; and you will receive a final payment of $750,000 on the twelve (12) month anniversary date of your employment, unless you have voluntarily elected to terminate your employment prior thereto.
In addition, you will be entitled to participate in the Hess Corporation Cash Bonus Plan (“CBP”). Your target bonus for 2009 will be $650,000. The actual bonus will be based on a combination of corporate, business unit and individual performance. The actual bonus can vary between 0% and 150% of your target bonus. For 2009, you will be guaranteed a bonus of $650,000. Bonuses are paid in the first quarter of the subsequent year. You will only be entitled to the payment of this bonus if you are still employed by the Company on the date the bonus is to be paid.
Additionally, you will be entitled to five (5) weeks vacation annually.
Upon joining Hess, you will be awarded shares of restricted stock and options for the purchase of shares of Hess Corporation stock, the combined value of which is approximately $2,250,000. The exact number of these shares and options, and the option price which will be the closing price on that day, will be determined at the time the award is approved by the Compensation Committee.
Hess Corporation 1185 Avenue of the Americas New York, NY 10036

Timothy Goodell

Stock options awarded under the Company long-term incentive plan have a three-year graded vesting and ten year term. Shares of restricted stock awarded under the Company’s long-term incentive plan have a three-year “cliff” vesting provision. Other provisions of the Company’s long-term incentive plan applicable to these awards will be described in the award documents you receive.
You will be eligible for consideration in future years beyond 2008 for long-term incentive plan awards (restricted stock and stock options) which are determined at the discretion of management.
You will also be eligible to receive benefits under the Company’s Change in Control Plan and an agreement will be executed upon your hire.
Please note that your base salary and all other compensation information are considered confidential by the Company and should not be discussed.
You may elect Medical Coverage, Dental Coverage, Vision Coverage, Optional Life Insurance, Flexible Spending Accounts (FSA), Long Term Disability Insurance (LTD) and Family Accident Insurance and will receive information under separate cover. The effective date of your elected benefits (Medical, Dental, Vision, Family Accident and LTD) will be your start date should you enroll on or before your start date or the date you enroll if it is after your start date. For all other benefits, coverage will be effective the first of the month after your enroll. Additionally, you will be eligible to enroll in the Company’s Savings Plan, a 401(k) program administered by ACS. You will receive details on our benefit plans under separate cover. If you have any further questions on our employee benefit plans, please let us know.
Please understand that as with all other new employees, this offer is contingent on the results of a background check and drug test that Hess will procure on you for employment purposes. The drug test must be taken within 48 hours from the date you sign the attached Drug Test Consent Form, which is referenced below. You may visit www.questdiagnostics.com to locate a facility to have your drug test performed. At the time of your appointment, present the enclosed Chain of Custody form to the provider. If you accept this offer, please review and sign the attached Drug Test Consent Form, which will allow Hess to have the drug test performed, and also sign the Authorization and Fair Credit Reporting Act Disclosure Form, which will allow Hess to obtain a background check on you. Please return the signed forms to my attention within 48 hours. In order to expedite the process, you may fax the signed offer letter and completed authorization forms to [name and telephone number omitted].
Hess Corporation 1185 Avenue of the Americas New York, NY 10036

Timothy Goodell

This offer is also contingent upon proof of identity and employment eligibility. The Immigration Reform and Control Act of 1986 requires the Company to verify and record both your identity and right to work in the United States. Accordingly, this offer of employment is also contingent on your being able to satisfy this law within three (3) business days of the date employment begins. Please refer to the enclosed sheet of instructions regarding acceptable documentation.
This letter contains the entire offer of employment and supersedes representations regarding the terms and conditions of employment, if any, that may have been made in prior communications, written or oral, between you and the Company or any of its representatives. As a condition of payment by the Company, you must agree to repay the Company the full $1,500,000 signing bonus if you voluntarily terminate your employment with the Company within two years from the date your employment began. In the event that the Company initiates the termination of your employment, other than for cause, within two years of your employment date, you will be entitled to retain the full $1,500,000 signing bonus.
Your employment with the Company will be “at will.” This means both you and the Company are free to terminate the employment relationship at any time, with or without a reason, and with or without prior notice. Additionally, the Company has the right to alter the terms of your employment at any time, with or without cause.
The terms contained in this letter cannot be modified except in writing, signed by a duly authorized representative of the Company.
Tim, we are extremely pleased about you joining us and are confident that your association with Hess Corporation will be a great experience. We look forward to a long and mutually rewarding relationship. As I have said on many occasions to John in discussing the prospects of your joining Hess, I know of no one I would like better to be my successor! All of us on our leadership team are eager to begin working with you.
In the meantime, if you have any questions, please feel free to call me at (212) 536-8577.
Hess Corporation 1185 Avenue of the Americas New York, NY 10036

Timothy Goodell

Please acknowledge your acceptance of the above terms by signing and dating in the spaces provided below and returning this letter to me by Tuesday, September 30, 2008.
Regards,

/s/ Barclay

J. Barclay Collins
I accept this offer of employment:

/s/ Timothy B. Goodell	Date 9/29/08

Timothy Goodell

On or about 1/15/09

Start Date
Hess Corporation 1185 Avenue of the Americas New York, NY 10036